Exhibit 99.1

Chart Industries Signs Definitive Agreement to Divest Cryobiological

Products Business for $320 Million to Cryoport, Inc.

Atlanta, Georgia – August 25, 2020 – Chart Industries, Inc. (“Chart”) (NASDAQ: GTLS) today announced that it has signed a definitive agreement to divest its cryobiological products business (MVE Biological Products) within the Distribution & Storage Western Hemisphere (“D&S West”) segment to Cryoport, Inc. (“Cryoport”) (NASDAQ: CYRX) for $320 million in cash. The sale is expected to close early in the fourth quarter 2020, following the satisfaction of customary closing conditions, including regulatory requirements. Accompanying this release is a supplemental presentation that will be reviewed during a conference call scheduled today at 9:30am eastern time. Strategic highlights of the sale and other recent events include:

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Supports Chart’s strategic expansion into additional clean energy offerings that fit the core cryogenic engineering and products for industrial gas and renewable energy while exiting non-core life science and animal breeding products

•	Debt paydown from proceeds expected to result in pro forma July 31, 2020 net leverage ratio of 1.78X

•	Announces partnership with FirstElement Fuel to continue to develop equipment for the hydrogen fuel and mobility market

•	Entered into memorandum of understanding (“MOU”) with a major industrial gas customer to develop specific hydrogen applications in Asia

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Investment in expanded leasing fleet expected to drive over $15 million incremental revenue per year, such as the already awarded $8 million, 5-year leasing contract for ISO containers with New Fortress Energy

•	Booked orders with 84 new customers in the third quarter 2020 to date, bringing year-to-date new customers to 344

•	2020 full year guidance for continuing operations revenue of approximately $1.2 billion and associated adjusted diluted EPS of approximately $2.25

•	Releases 2021 outlook for continuing operations of $1.25 to $1.325 billion of revenue and associated adjusted diluted EPS of $2.90 to $3.25 with no additional Big LNG projects

The strategic decision to divest the cryobiological products business reflects Chart’s strategy and capital allocation approach to focus on its core capabilities and offerings while continuing to expand its presence in clean energy applications including LNG, hydrogen, biogas/biomethane, carbon capture and other renewable fueling sources. This divestiture follows the 2018 sale of our oxygen-related products business, which at the time was a portion of the previous BioMedical segment. The other portion of the BioMedical segment was our cryobiological products which have since been managed by and reported through the D&S West segment. Cryobiological products are used for transport of biological samples and storage of vaccinations, tissue, cells, blood and plasma as well as animal breeder applications. Our medical oxygen related products for critical care applications such as COVID-19 will remain with the Chart business, as they are bulk, microbulk and mobile equipment that serve various industrial gas applications in addition to medical grade oxygen, and have been reported in our D&S West and D&S East segments.

The cryobiological products have virtually no overlapping customers with the rest of our business and require specialty sales relationships with high knowledge in life sciences and breeding. Additionally, these products go into highly regulated applications and have a significantly higher risk profile than our other product offerings. The three cryobiological manufacturing locations are standalone with no other Chart products produced in any of these locations.

“This is a logical next step in our strategy to stay disciplined in our core cryogenic businesses that share common customers, technologies and end markets. Having a strategic life sciences buyer like Cryoport will provide a platform for the cryobiological products business to grow in medical and animal breeding spaces that are non-core to Chart,” stated Jill Evanko, Chart’s President and Chief Executive Officer. “We will initially utilize the proceeds from the sale to pay down debt and subsequently continue to expand our presence, both organically and inorganically, into our high-growth focus areas, including hydrogen, carbon capture and other specialty markets.”

Net of the proceeds from the sale, our pro forma net leverage ratio at June 30, 2020 would have been 1.78X. In addition, these proceeds will be used to fuel (pun intended!) organic and inorganic investment in strategic growth areas. For example, we will expand our rental and leasing fleet as part of our aftermarket, repair and service growth. This organic investment of $5 million over the next 6 months is expected to result in additional total lease values of over $15 million in 2021. Since we launched our expanded rental fleet on June 1, 2020, we have booked $11 million of leases including $8 million from New Fortress Energy to deliver ISO containers over the coming 5 years. This investment, coupled with our $7 million greenfield repair and service location in South Carolina, USA, will contribute to our short-term goal of 20% of sales from aftermarket, repair, service and leasing. To date in the third quarter 2020, we completed two additional long-term agreements (“LTA”), one master agreement with Flint Hills Resources for air cooled heat exchangers, one hydrogen partnership, and a MOU with a major industrial gas customer for hydrogen development in Asia which is expected to yield between $7 to $10 million of hydrogen related revenue over the coming 5 years. Our strategy of executing extended duration and product long-term agreements inclusive of repair and service with a broader set of customers contributes to our ability to profitably grow throughout a cycle while we pivot to higher growth but early stage clean energy spaces.

We continue to be well-positioned to participate in the broad set of clean energy solutions, many of which utilize our existing portfolio of products. The following are just a few examples of how we are supporting this transition to a carbon neutral environment:

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Thermal Storage: As highlighted with the recent issues in California, a responsive, distributed energy supply is critical to support integration of intermittent renewable resources and overall grid resiliency. Our liquid air solutions utilizing Chart cold boxes and bulk storage tanks provide cost effective thermal batteries, offering responsive peak power capacity and load shifting capability. We are working with our customers to further integrate this into the gas fired generation infrastructure that backstops these intermittent sources.

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Carbon Capture: Imagine a giant bank of air-cooled heat exchangers in a basin – that is one of the projects we are currently pursuing with a large international oil company for direct air carbon capture systems.

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Bio Diesel Production: There are multiple announced and planned conversions of existing refineries to bio diesel production, including Holly Frontier, P66, and Shell, as well as greenfield bio diesel production (REG). Our breech lock heat exchangers and air coolers are integral to the scope in any of these conversions.

And we continue to build upon and invest in our hydrogen strategy which is very similar to our LNG strategy in that we are focused on the equipment and liquefaction related to hydrogen versus owning or operating the production plant or the molecules themselves. We partner with companies that have those capabilities, including our existing industrial gas customer base, to offer a full solution to the end hydrogen users. One such example is our recent partnership with FirstElement Fuel where together we will continue to develop equipment for the hydrogen fuel and mobility market. Organically, we are investing in our hydrogen, carbon capture and biogas engineering and commercial resources globally; these investments have already resulted in many pilot projects and orders in the hydrogen area, and we continue to build upon our 50 years of liquid hydrogen experience. For example, we started the year working four confidential projects with customers, expanded to eight projects under NDAs in the second quarter 2020 and have entered into two additional NDAs for new opportunities related to renewable diesel plants and the development of a green hydrogen based fueling station in Europe. Multiple customers of our HLNG vehicle tanks have also announced plans for hydrogen trucks, for which we expect commercial production to occur within the next 5 years. Our HLH2 fuel system solution serves these customers as they look at enabling existing truck platforms to adopt hydrogen in the same locations used for diesel.

While we do not expect these investments to immediately replace the cryobiological products business revenue of approximately $90 to $100 million per year and associated earnings per share of approximately $0.70 to $0.75 per year, this transaction serves as an enabler to pivot early into these embryonic markets and be a significant part of the power generation capacity stack in the coming decades. We continue to see high growth in the global renewable infrastructure buildout, with continued demand for our LNG fueling stations, HLNG vehicle tanks for over-the-road trucking, and small-scale terminals globally. As a reminder, we entered into a MOU in the fourth quarter of 2019 with Energy Capital Vietnam (ECV) to jointly promote the distribution of LNG within Vietnam, with Chart supplying the downstream equipment into ECV’s terminal projects. On August 13, 2020, the Government Office of Vietnam released an official announcement stating that the Prime Minister issued a directive to add ECV’s Mui Ke Ga (MKG) project to the National Power Development Plan period 2021-2030. This is another step toward the continued utilization of small-scale LNG and the associated infrastructure that delivers this clean burning fuel to the developing world. We continue to see strong interest in similar small-scale liquefaction and distribution throughout Southeast Asia, Latin America and Africa. Another example of this growth is our fueling station order activity, with year-to-date July 2020 orders for 42 fueling stations, compared to 60 for the full year of 2019. Additionally, in August, we completed pricing agreements for multiple stations with two significant European customers.

We are committed to continuing to provide as much transparency as possible to shareholders, in particular on our highest growth areas of our business and visibility to more easily understand our product offering. We will continue to externally report in our current segmentation until the close of the transaction, at which time Chart will contemplate reporting in the following four segments: (i) Heat Transfer Systems, (ii) Cryo Tank Solutions (Bulk and Microbulk Products), (iii) Repair, Service, Leasing and (iv) Specialty Products. At the time with which this would go into effect, we will provide three-year historical quarterly and full year information.

i.

Heat Transfer Systems would include revenue related to our brazed aluminium heat exchangers, air cooled heat exchangers, shell & tube heat exchangers, fans and cold boxes as well as our integrated system solutions. This would be our most cyclical segment yet also contains the significant high margin, big LNG upside potential of over $750 million in the coming four years.

ii.

Cryo Tank Solutions (Bulk & Microbulk) would include our global distribution and storage bulk, microbulk, packaged gas and mobile equipment products. This segment would be closely aligned with our industrial gas major customers, and would include multiple long-term agreements that provide consistent growth, margin and free cash flow across a cycle.

iii.

Repair, Service and Leasing would include all aftermarket, parts, service repair that previously were reported across the four segments. Additionally, our global leasing group revenues would be included in this segment. This business was 13% of total revenue at June 30, 2020, and we intend to grow this to 20% of total revenue in the next two years.

iv.

Specialty Products relates to products used in our specialty market applications including hydrogen, food and beverage, space exploration, lasers, cannabis and water treatment, amongst others. We expect these products to grow over 10% annually in the coming three years.

The transaction will be funded by Cryoport’s available cash on hand, debt under its current credit facility and additional committed financing from an investor group. There is no financing contingency in the agreement. The transaction is subject to customary closing conditions including the expiration of the applicable waiting period under the HSR Act. Winston & Strawn LLP served as legal advisor to Chart.

OUTLOOK 2020

The third quarter 2020 started in line with our expectations and prior guidance. July 2020 orders were $82.8 million, of which $6.8 million were related to the cryobiological business. Quarter to date (Q3 2020), we have received orders from 84 new customers, bringing our year-to-date new customer count to 344 (57% of these are outside of North America). Additionally, while E&C FinFans air cooled heat exchanger demand levels continue to be depressed, it has been slowly improving with targeted capacity adds in the midstream and upstream end markets, numerous quick turnaround replacement projects, as well as multiple first-of-a-kind applications for our products.

Following the signing of the definitive agreement mentioned above, the cryobiological product line will be reported in discontinued operations for the full year 2020 and prior years. Full year 2020 sales from continuing operations are expected to be approximately $1.20 billion and includes $46 million of Venture Global’s Calcasieu Pass revenue in the second half of the year. We anticipate full year diluted adjusted earnings per share to be approximately $2.25 on 35.3 million weighted average shares outstanding. Note that our full year 2020 guidance does not include (a) the ongoing benefit of approximately $8.5 million of saved interest expense expected annually from the paydown of debt with the proceeds from the transaction, (b) the associated annual insurance premium savings and (c) legal cost savings. Our assumed effective tax rate is 19% for the full year 2020. We anticipate capex spend will be in the $30 million to $35 million range, unchanged from our prior guidance.

OUTLOOK 2021

Our 2021 outlook for continuing operations is a revenue range of $1.25 to $1.325 billion, inclusive of $25 million of revenue from Venture Global’s Calcasieu Pass project. This guidance does not include any additional big LNG projects, for which we anticipate receiving three orders between now and the end of 2021. We anticipate full year diluted adjusted earnings per share to be approximately $2.90 to $3.25 on 35.3 million weighted average shares outstanding with an effective tax rate of 18%. Capital expenditures are expected to be in the range of $30 to $35 million.

Further details on the divestiture of our cryobiological products business and our strategic execution can be found in the supplemental presentation included in this release and will be discussed on our conference call at 9:30am Eastern Time today. Further details on the divestiture of our cryobiological products business and our strategic execution can be found in the supplemental presentation included in this release and will be discussed on our conference call at 9:30am Eastern Time today. This webcast can be accessed through the Company’s website,

www.chartindustries.com. Participants may also join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. The conference ID is 2390155. A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 2390155. The replay will be available beginning 1:30 p.m. ET, Tuesday, August 25, 2020 until 12:30 p.m. ET, Tuesday, September 1, 2020.

For more information, click here:

http://ir.chartindustries.com/

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding the proposed divestiture of Chart’s cryobiological products business, completed acquisitions, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the ability of the Company and Cryoport to satisfy closing conditions in connection with the proposed transaction; the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; risks relating to the recent outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC and Quarterly Reports on Form 10-Q, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION

This presentation contains non-GAAP financial information, including EBITDA, EBITDA, adjusted, adjusted gross profit, adjusted gross profit margin, and adjusted selling, general and administrative expenses. For additional information regarding the Company’s use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), please see the reconciliation pages in the appendix of the supplemental deck. With respect to the Company’s 2020 and 2021 full year earnings outlooks, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share, a non-GAAP financial measure, because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted. Furthermore, non-GAAP financial measures shown in the presentation slide labeled “External Segmentation” were not reconciled to the comparable GAAP financial measures because the GAAP measures would require significant effort to prepare and therefore are not available as of the time of this news release.

For more information, click here:

http://ir.chartindustries.com/

Investor Relations Contact:

Wade Suki

Director of Investor Relations

832-524-7489

wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED)

(Dollars in millions)

Year Ended December 31, 2019

Sales	$1,299.1
Gross profit as reported (U.S. GAAP)	336.8
Restructuring, transaction-related and other costs	15.2
Integration and step up costs	7.2
Aluminum cryobiological tank recall reserve expense	0.2
Commercial and legal settlements	2.4

Adjusted gross profit (non-GAAP)	$361.8
Adjusted gross profit margin (non-GAAP)	27.9%
Selling, general and administrative expenses as reported (U.S. GAAP)	$216.1
Restructuring, transaction-related and other costs	(16.7)
Integration and step up costs	(3.9)

Adjusted selling, general and administrative expenses (non-GAAP)	$195.5

Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and gross profit margin in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results, and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.